Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FIRST QUARTER RESULTS AND ANNOUNCES 5% STOCK REPURCHASE PROGRAM

Bedminster, N.J. – April 25, 2023 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its first quarter 2023 results.

This earnings release should be read in conjunction with the Company’s Q1 2023 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $62.0 million, net income of $18.4 million and diluted earnings per share (“EPS”) of $1.01 for the quarter ended March 31, 2023, compared to revenue of $54.3 million, net income of $13.4 million and diluted EPS of $0.71 for the three months ended March 31, 2022.

The Company’s return on average assets, return on average equity, and return on average tangible equity were 1.16%, 13.50% and 14.78%, respectively, for the quarter ended March 31, 2023. Return on average tangible equity is a non-GAAP financial measure. See the reconciliation tables included in this release.

The March 2023 quarter results reflect improvement in net interest income and net interest margin, which improved by $4.4 million and 19 basis points, respectively, when compared to the first quarter of 2022. On a linked quarter basis, the Company experienced net interest margin compression of 24 basis points resulting in a decline in net interest income of $4.1 million compared to the fourth quarter of 2022. The margin compression was primarily driven by an increase in our cost of funds during the first quarter of 2023, as clients moved funds from noninterest bearing accounts to higher yielding deposit accounts.

Deposits grew by $104 million (8% annualized growth) to $5.3 billion during the first quarter of 2023 compared to $5.2 billion as of December 31, 2022. The Company’s liquidity position also remains strong as on-balance sheet liquidity (investments available for sale, interest-earning deposits and cash) grew to $851 million as of March 31, 2023 driven by an increase in cash balances of $61 million during the first quarter.

Douglas L. Kennedy, President and CEO said, “Our first quarter results demonstrated a strong start to the year for our Company. Despite headwinds facing the industry, we grew deposits, loans, and capital during the first quarter. Liquidity and capital remain strong and I am proud of the strength of our balance sheet. We continue to closely monitor deposit balances and have proactively reached out to clients with larger uninsured balances to discuss alternative solutions if needed, including managing them into fully insured FDIC products. I am pleased with the first quarter results and look forward to successfully navigating these turbulent times as we continue to focus on delivering the highest levels of client service."

During the first quarter of 2023, the Company authorized a new 5% stock repurchase program of up to 890,000 shares. Purchases will be conducted in accordance with SEC Rule 10b-18.

Mr. Kennedy noted, “We believe that repurchasing shares of our common stock at appropriate times will continue to drive additional shareholder value. While this repurchase plan was approved during the first quarter, we will proceed cautiously with regard to capital management as conditions continue to unfold.”

The following are select highlights for the period ended March 31, 2023:

Peapack Private Wealth Management:

•
AUM/AUA in our Peapack Private Wealth Management Division totaled $10.4 billion at March 31, 2023.
•
Gross new business inflows for Q1 2023 totaled $254 million ($237 million managed).
•
Wealth Management fee income of $13.8 million for Q1 2023 comprised 22% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
The net interest margin ("NIM") improved by 19 basis points in Q1 2023 to 2.88% compared to Q1 2022 and declined 24 basis points when compared to Q4 2022.
•
Total deposits grew $104 million (2% linked quarter or 8% annualized) to $5.3 billion from $5.2 billion at December 31, 2022.
•
Noninterest-bearing demand deposits declined by $150 million during the first quarter, but still comprised 21% of total deposits as of March 31, 2023.
•
Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market accounts) totaled 92% of total deposits at March 31, 2023.
•
Total loans were $5.4 billion at March 31, 2023 reflecting growth of $79 million (1% linked quarter or 6% annualized) when compared to $5.3 billion at December 31, 2022.
•
Commercial & industrial lending (“C&I”) loan/lease balances comprised 42% of the total loan portfolio at March 31, 2023.
•
Fee income on unused commercial lines of credit totaled $852,000 for Q1 2023.

Capital Management:

•
The Company repurchased 83,014 shares of Company stock for a total cost of $2.9 million during Q1 2023. The Company repurchased 930,977 shares of stock for a total cost of $32.7 million during the year ended December 31, 2022.
•
At March 31, 2023, Regulatory Tier 1 Leverage Ratio stood at 11.0% for Peapack-Gladstone Bank (the "Bank") and 9.0% for the Company; and Regulatory Common Equity Tier 1 Ratio (to Risk-Weighted Assets) stood at 13.9% for the Bank and 11.4% for the Company. These ratios are significantly above well capitalized standards, as capital has benefitted from strong net income generation.

Non-Core Items:

The March 2023 quarter included the following items, which management believes are non-core items:

•
$209,000 positive fair value adjustment on an equity security held for CRA investment.
•
$175,000 expense associated with three retail branch closures.
•
$300,000 of restricted stock expense associated with an executive retiring.
•
These items increased total revenue by $209,000, reduced net income by $193,000 and EPS by $0.01 for the March 2023 quarter.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

March 2023 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	March 31,	March 31,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$43.98	$39.62	$4.36	11%
Wealth management fee income	13.76	14.83	(1.07)	(7)
Capital markets activity (A)	0.97	4.65	(3.68)	(79)
Other income (B)	3.33	(4.77)	8.10	N/A
Total other income	18.06	14.71	3.35	23
Operating expenses (C)	35.57	34.17	1.40	4
Pretax income before provision for credit losses	26.47	20.16	6.31	31
Provision for credit losses	1.51	2.37	(0.86)	(36)
Pretax income	24.96	17.79	7.17	40
Income tax expense	6.60	4.35	2.25	52
Net income	$18.36	$13.44	$4.92	37%
Diluted EPS	$1.01	$0.71	$0.30	42%

Total Revenue (D)	$62.04	$54.33	$7.71	14%

Return on average assets annualized	1.16%	0.87%	0.29
Return on average equity annualized	13.50%	9.88%	3.62

(A) Capital markets activity includes fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.

(B) Other income for the March 2023 and 2022 quarters included a fair value adjustment on a CRA equity security of positive $209,000 and negative $682,000, respectively. Other income for the March 2022 quarter included a $6.6 million loss on sale of securities.

(C) The March 2023 quarter included $300,000 of expense related to accelerated vesting of restricted stock related to one executive and $175,000 of expense associated with three retail branch closures. The March 2022 quarter included $1.5 million of severance expense related to certain staff reorganizations.

(D) Total revenue equals the sum of net interest income plus total other income.

March 2023 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	March 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$43.98	$48.04	$(4.06)	(8)%
Wealth management fee income	13.76	12.98	0.78	6
Capital markets activity (A)	0.97	0.95	0.02	2
Other income (B)	3.33	2.88	0.45	16
Total other income	18.06	16.81	1.25	7
Operating expenses (C)	35.57	33.41	2.16	6
Pretax income before provision for credit losses	26.47	31.44	(4.97)	(16)
Provision for credit losses	1.51	1.93	(0.42)	(22)
Pretax income	24.96	29.51	(4.55)	(15)
Income tax expense (D)	6.60	8.93	(2.33)	(26)
Net income	$18.36	$20.58	$(2.22)	(11)%
Diluted EPS	$1.01	$1.12	$(0.11)	(10)%

Total Revenue (E)	$62.04	$64.85	$(2.81)	(4)%

Return on average assets annualized	1.16%	1.33%	(0.17)
Return on average equity annualized	13.50%	15.73%	(2.23)

(A) Capital markets activity includes fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.

(B) Other income for the March 2023 and December 2022 quarters included a fair value adjustment on a CRA equity security of positive $209,000 and $28,000, respectively. Other income for the December 2022 quarter included gain on sale of property of $275,000 and income from life insurance proceeds of $25,000.

(C) The March 2023 quarter included $300,000 of expense related to accelerated vesting of restricted stock related to one executive and $175,000 of expense associated with three retail branch closures. The December 2022 quarter included $200,000 of expense related to accelerated vesting of restricted stock related to one employee.

(D) The three months ended December 31, 2022 included $750,000 of income tax expense (net of Federal benefit) related to the recent approval of legislation that changed the nexus standard for New York City business tax ($563,000 of that amount related to the first nine months of 2022).

(E) Total revenue equals the sum of net interest income plus total other income.

SUPPLEMENTAL QUARTERLY DETAILS:

Peapack Private Wealth Management

AUM/AUA in the Bank’s Peapack Private Wealth Management (“PPWM”) Division totaled $10.4 billion at March 31, 2023. For the March 2023 quarter, PPWM generated $13.8 million in fee income, compared to $13.0 million for the December 31, 2022 quarter and $14.8 million for the March 2022 quarter. The equity market generally improved during Q1 2023, growing 7%, but is still down almost 10% compared to a year ago.

John Babcock, President of Peapack Private Wealth Management noted, “Notwithstanding broad market forces that negatively impacted both the equity and bond markets in 2022, and with economic uncertainty ahead, our business remains sound and we continue to attract new clients as well as additional funds from existing relationships. In Q1 2023, total new accounts and client additions totaled $254 million ($237 million managed), and net flows were positive. As we look ahead in 2023, our new business pipeline is healthy and we remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities and our high-touch client service model distinguishes PPWM in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans were $5.4 billion at March 31, 2023, reflecting growth of $79 million (1% linked quarter or 6% annualized) when compared to $5.3 billion at December 31, 2022, and growth of $230 million (4%) when compared to $5.1 billion at March 31, 2022.

Total C&I loans and leases at March 31, 2023 were $2.3 billion or 42% of the total loan portfolio.

Mr. Kennedy noted, “Our loan growth has historically been strong, however, given economic uncertainty and rising interest rates, we believe loan demand will subside somewhat as we look further into 2023. We began tightening our initial underwriting in anticipation of a potential economic downturn in early 2022. Given the current environment, we believe we will achieve modest loan growth in 2023.”

Mr. Kennedy also noted, “We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, and Corporate Advisory and SBA businesses. Additionally, we are encouraged by the expansion into the Life Insurance Premium Finance business and believe it will prove to be a safe and profitable business line that aligns with the Company's overall strategy.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $44.0 million and NIM of 2.88% for Q1 2023 decreased $4.1 million and 24 basis points from NII of $48.0 million and NIM of 3.12%, for the linked quarter (Q4 2022) and increased $4.4 million and 19 basis points from NII of $39.6 million and NIM of 2.69% for the prior year quarter (Q1 2022). When comparing Q1 2023 to Q4 2022, the Company's net interest income benefitted from the increases in LIBOR and the Prime rate during 2022 and into 2023 increasing the yield on interest earning assets and from an increase of $92 million in the average balance of interest-earning assets. During Q1 2023 the cost of deposits and borrowings has increased at a more rapid pace than our yield on assets as a result of the significant increase in the fed funds rate over the last twelve months. The increase in our deposit betas during Q4 2022 and Q1 2023 has begun to accelerate as the competition for deposit balances intensifies. Interest expense also increased due to an increase of $206 million in the average balance of interest-bearing liabilities.

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale funding, volatility, and/or operational risk. Total deposits increased $104 million to $5.3 billion at March 31, 2023 from $5.2 billion at December 31, 2022. The Company saw limited deposit outflows during first quarter with most outflow activity related to larger deposit relationships utilizing their funds for normal business purposes such as deployment of excess liquidity into the equity or treasury markets, asset acquisitions or further investments into their businesses, and tax payments.

Mr. Kennedy noted, "Although we did see minimal outflows associated with clients concerned about deposit insurance, our team actively engaged with many of our deposit customers during the first quarter to discuss any concerns and provide peace of mind regarding the safety and soundness of our institution. Additionally, we migrated $63 million of uninsured deposits into fully-insured FDIC products for those customers that desired that type of protection."

Mr. Kennedy also noted, “92% of our deposits are demand, savings, or money market accounts, and our noninterest bearing deposits comprise 21% of our total deposits. These metrics reflect the core nature of the majority of our deposit base.”

At March 31, 2023, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $851.1 million (or 13% of assets).

The Company maintains additional liquidity resources of approximately $3.3 billion through secured available funding with the Federal Home Loan Bank ($1.5 billion) and secured funding from the Federal Reserve Discount Window ($1.8 billion). The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. In addition, the Company also has access to the Bank Term Funding Program offered by the Federal Reserve Bank for the next twelve months if needed.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $966,000 for the March 2023 quarter compared to $950,000 for the December 2022 quarter and $4.7 million for the March 2022 quarter. The March 2022 quarter results were driven by $2.8 million in gains on sales of SBA loans and $1.6 million in Corporate Advisory income.

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022
Gain on loans held for sale at fair value (Mortgage banking)	$21	$25	$247
Fee income related to loan level, back-to-back swaps	—	293	—
Gain on sale of SBA loans	865	624	2,844
Corporate advisory fee income	80	8	1,561
Total capital markets activity	$966	$950	$4,652

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $3.3 million for Q1 2023 compared to $2.9 million for Q4 2022 and $1.8 million for Q1 2022 when excluding the $6.6 million loss on sale of securities. Q1 2023 included $852,000 of unused line fees compared to $732,000 for Q4 2022 and $122,000 for Q1 2022. Q4 2022 included a gain on sale of property of $275,000. Additionally, Q1 2023 included $145,000 of income recorded by the Equipment Finance Division related to equipment transfers to lessees while Q4 2022 and Q1 2022 included $294,000 and $426,000, respectively, of such income. The loss on the sale of securities in Q1 2022 was the result of a strategic decision to reposition the balance sheet.

Operating Expenses

The Company’s total operating expenses were $35.6 million for the first quarter of 2023, compared to $33.4 million for the December 2022 quarter and $34.2 million for the March 2022 quarter. The March 2023 quarter had increased costs related to restricted stock expense associated with additional shares being granted to executives due to performance measures exceeding peers; $300,000 of expense associated with one executive retiring; and $175,000 of expense associated with the closing of three retail branch locations. The March 2023 quarter compared to the March 2022 quarter included increases associated with compensation related to the hiring of more full-time equivalent employees which grew from 478 at March 31, 2022 to 512 at March 31, 2023, as well as normal annual merit increases. The March 2022 quarter included $1.5 million of severance expense associated with certain staff reorganizations within several areas of the bank.

Mr. Kennedy noted, “While we continue to manage expenses closely and prudently, as demonstrated by the three retail branch locations we closed during the first quarter of 2023, we have and will continue to invest in our existing team in order to retain the talent we have acquired. We will also grow and expand our core wealth management and commercial banking businesses, including strategic hires and lift-outs if opportunities arise, and invest in digital and other enhancements to further enhance the client experience.”

Income Taxes

The effective tax rate for the three months ended March 31, 2023 was 26.4%, as compared to 30.3% for the December 2022 quarter and 24.5% for the quarter ended March 31, 2022. The three months ended December 31, 2022 included $750,000 of income tax expense (net of Federal benefit) related to the approval of legislation that changed the nexus standard for New York City business tax ($563,000 of that amount related to the first nine months of 2022). The March 31, 2023 and 2022 quarters benefitted from the vesting of restricted stock at prices higher than grant prices.

Asset Quality / Provision for Credit Losses

Nonperforming assets (which does not include modified loans that are performing in accordance with their terms) were $28.8 million, or 0.44% of total assets at March 31, 2023, as compared to $19.1 million at December 31, 2022. The increase was primarily due to one multifamily relationship of $9.7 million that transferred to a nonaccrual status during the quarter. Loans past due 30 to 89 days and still accruing were $2.8 million, or 0.05% of total loans.

Criticized and classified loans totaled $104.6 million at March 31, 2023, reflecting declines from both March 31, 2022 and December 31, 2022 levels. The Company currently has no loans or leases on deferral and accruing.

For the quarter ended March 31, 2023, the Company’s provision for credit losses was $1.5 million compared to $1.9 million for the December 2022 quarter and $2.4 million for the March 2022 quarter. The provision for credit losses in the March 2023 quarter was driven by loan growth, in addition to specific reserves on two loans that were transferred to non-accrual status during the first quarter.

At March 31, 2023, the allowance for credit losses was $62.3 million (1.16% of total loans), compared to $60.8 million (1.15% of loans) at December 31, 2022, and $58.4 million (1.13% of loans) at March 31, 2022.

Capital

The Company’s capital position during the March 2023 quarter increased as a result of net income of $18.4 million, which was partially offset by the repurchase of 83,014 shares of common stock through the Company’s stock repurchase program at a total cost of $2.9 million and the quarterly dividend of $883,000. Additionally, during the first quarter of 2023 the Company recorded a net gain in accumulated other comprehensive income of $6.8 million ($8.7 million gain related to the available for sale portfolio partially offset by a $1.9 million loss on cash flow hedges) reducing the total accumulated other comprehensive loss amount to $67.4 million as of March 31, 2023 ($72.2 million loss related to the available for sale portfolio partially offset by a $4.8 million gain on the cash flow hedges).

Tangible book value per share improved during Q1 2023 to $28.20 at March 31, 2023 from $27.26 at December 31, 2022. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included i this release. The Company’s and Bank’s regulatory capital ratios as of March 31, 2023 remain strong, and generally reflect increases from December 31, 2022 and March 31, 2022 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modelling an adverse case and severely adverse case. In the most recently completed stress test (as of December 31, 2022), under the severely adverse case, and no growth scenario, the Bank remains well capitalized over a two-year stress period. With an additional stress overlay impacting the industries most affected by the Pandemic more severely, the Bank still remains well capitalized over the two-year stress period.

On April 24, 2023, the Company declared a cash dividend of $0.05 per share payable on May 22, 2023 to shareholders of record on May 8, 2023.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.5 billion and assets under management/administration of $10.4 billion as of March 31, 2023. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers. Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service. Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2023 and beyond;
•
our ability to successfully integrate wealth management firm acquisitions;
•
our ability to manage our growth;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
the continuing impact of the COVID-19 pandemic on our business and results of operation;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in loan and lease losses or in the level of delinquent, nonperforming, classified and criticized loans;
•
inflation and changes in interest rates, which may adversely impact or margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;

•
our inability to successfully generate new business in new geographic markets;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and
•
other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Income Statement Data:
Interest income	$70,491	$64,202	$55,013	$48,520	$44,140
Interest expense	26,513	16,162	9,488	5,627	4,518
Net interest income	43,978	48,040	45,525	42,893	39,622
Wealth management fee income	13,762	12,983	12,943	13,891	14,834
Service charges and fees	1,258	1,150	1,060	1,063	952
Bank owned life insurance	297	321	299	310	313
Gain on loans held for sale at fair value (Mortgage banking) (A)	21	25	60	151	247
Gain/(loss) on loans held for sale at lower of cost or fair value	—	—	—	—	—
Fee income related to loan level, back-to-back swaps (A)	—	293	—	—	—
Gain on sale of SBA loans (A)	865	624	622	2,675	2,844
Corporate advisory fee income (A)	80	8	102	33	1,561
Other income	1,567	1,380	1,868	860	1,254
Loss on securities sale, net (B)	—	—	—	—	(6,609)
Fair value adjustment for CRA equity security	209	28	(571)	(475)	(682)
Total other income	18,059	16,812	16,383	18,508	14,714
Salaries and employee benefits (C)	24,586	22,489	22,656	21,882	22,449
Premises and equipment	4,374	4,898	4,534	4,640	4,647
FDIC insurance expense	711	455	510	503	471
Swap valuation allowance	—	—	—	—	673
Other expenses	5,903	5,570	5,860	5,634	5,929
Total operating expenses	35,574	33,412	33,560	32,659	34,169
Pretax income before provision for credit losses	26,463	31,440	28,348	28,742	20,167
Provision for credit losses	1,513	1,930	599	1,449	2,375
Income before income taxes	24,950	29,510	27,749	27,293	17,792
Income tax expense (D)	6,595	8,931	7,623	7,193	4,351
Net income	$18,355	$20,579	$20,126	$20,100	$13,441

Total revenue (E)	$62,037	$64,852	$61,908	$61,401	$54,336
Per Common Share Data:
Earnings per share (basic)	$1.03	$1.15	$1.11	$1.10	$0.73
Earnings per share (diluted)	1.01	1.12	1.09	1.08	0.71
Weighted average number of common shares outstanding:
Basic	17,841,203	17,915,058	18,072,385	18,325,605	18,339,013
Diluted	18,263,310	18,382,193	18,420,661	18,637,340	18,946,683
Performance Ratios:
Return on average assets annualized (ROAA)	1.16%	1.33%	1.30%	1.30%	0.87%
Return on average equity annualized (ROAE)	13.50%	15.73%	15.21%	15.43%	9.88%
Return on average tangible common equity annualized (ROATCE) (F)	14.78%	17.30%	16.73%	17.00%	10.85%
Net interest margin (tax-equivalent basis)	2.88%	3.12%	2.98%	2.83%	2.69%
GAAP efficiency ratio (G)	57.34%	51.52%	54.21%	53.19%	62.88%
Operating expenses / average assets annualized	2.26%	2.15%	2.17%	2.11%	2.22%

(A) Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B) Loss on sale of securities was a result of a balance sheet repositioning employed in the March 2022 quarter.

(C) The March 2022 quarter included $1.5 million of severance expense related to corporate restructuring.

(D) The three months ended December 31, 2022 included $750,000 income tax expense (net federal benefit) related to a recent New York City nexus determination change which included $563,000 from prior quarters.

(E) Total revenue equals the sum of net interest income plus total other income.

(F) Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(G) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
ASSETS
Cash and due from banks	$6,514	$5,937	$5,066	$6,203	$8,849
Federal funds sold	—	—	—	—	—
Interest-earning deposits	244,779	184,138	103,214	147,222	105,111
Total cash and cash equivalents	251,293	190,075	108,280	153,425	113,960
Securities available for sale	556,266	554,648	497,880	556,791	601,163
Securities held to maturity	111,609	102,291	103,551	105,048	106,816
CRA equity security, at fair value	13,194	12,985	12,957	13,528	14,003
FHLB and FRB stock, at cost (A)	30,338	30,672	14,986	13,710	18,570

Residential mortgage	544,655	525,756	519,088	512,341	513,289
Multifamily mortgage	1,871,387	1,863,915	1,856,675	1,876,783	1,850,097
Commercial mortgage	613,911	624,625	638,903	657,812	669,899
Commercial and industrial loans	2,266,837	2,213,762	2,099,917	2,048,474	2,041,720
Consumer loans	49,002	38,014	37,412	37,675	35,322
Home equity lines of credit	33,294	34,496	36,375	36,023	38,604
Other loans	443	304	259	236	226
Total loans	5,379,529	5,300,872	5,188,629	5,169,344	5,149,157
Less: Allowances for credit losses	62,250	60,829	59,683	59,022	58,386
Net loans	5,317,279	5,240,043	5,128,946	5,110,322	5,090,771

Premises and equipment	23,782	23,831	23,781	22,804	22,960
Other real estate owned	116	116	116	116	—
Accrued interest receivable	19,143	25,157	17,816	23,468	22,890
Bank owned life insurance	47,261	47,147	47,072	46,944	46,805
Goodwill and other intangible assets	46,979	47,333	47,698	48,082	48,471
Finance lease right-of-use assets	2,648	2,835	3,021	3,209	3,395
Operating lease right-of-use assets	12,262	12,873	13,404	14,192	14,725
Due from brokers (B)	—	—	—	—	120,245
Other assets (C)	47,848	63,587	67,753	39,528	30,890
TOTAL ASSETS	$6,480,018	$6,353,593	$6,087,261	$6,151,167	$6,255,664

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,096,549	$1,246,066	$1,317,954	$1,043,225	$1,023,208
Interest-bearing demand deposits	2,797,493	2,143,611	2,149,629	2,456,988	2,362,987
Savings	132,523	157,338	166,821	168,441	162,116
Money market accounts	873,329	1,228,234	1,178,112	1,217,516	1,304,017
Certificates of deposit – Retail	357,131	318,573	345,047	375,387	384,909
Certificates of deposit – Listing Service	15,922	25,358	30,647	31,348	31,348
Subtotal “customer” deposits	5,272,947	5,119,180	5,188,210	5,292,905	5,268,585
IB Demand – Brokered	10,000	60,000	85,000	85,000	85,000
Certificates of deposit – Brokered	25,895	25,984	25,974	25,963	33,831
Total deposits	5,308,842	5,205,164	5,299,184	5,403,868	5,387,416
Short-term borrowings	378,800	379,530	32,369	—	122,085
Finance lease liability	4,385	4,696	5,003	5,305	5,573
Operating lease liability	13,082	13,704	14,101	14,756	15,155
Subordinated debt, net	133,059	132,987	132,916	132,844	132,772
Due to brokers	8,308	—	—	—	—
Other liabilities (C)	78,584	84,532	88,174	74,070	69,237
TOTAL LIABILITIES	5,925,060	5,820,613	5,571,747	5,630,843	5,732,238
Shareholders’ equity	554,958	532,980	515,514	520,324	523,426
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,480,018	$6,353,593	$6,087,261	$6,151,167	$6,255,664
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$10.4	$9.9	$9.3	$9.5	$10.7

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

(B) Includes $120 million due from FHLB related to securities sales at March 31, 2022. The $120 million received on April 1, 2022, was used to reduce short term borrowings.

(C) The change in other assets and other liabilities was primarily due to the change in the fair value of our back-to-back swap program.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	28,659	18,974	15,724	15,078	15,884
Other real estate owned	116	116	116	116	—
Total nonperforming assets	$28,775	$19,090	$15,840	$15,194	$15,884

Nonperforming loans to total loans	0.53%	0.36%	0.30%	0.29%	0.31%
Nonperforming assets to total assets	0.44%	0.30%	0.26%	0.25%	0.25%

Performing modifications (A)	$248	$—	$—	$—	$—

Performing TDRs (B)(C)	$—	$965	$2,761	$2,272	$2,375

Loans past due 30 through 89 days and still accruing (D)	$2,762	$7,592	$7,248	$3,126	$606

Loans subject to special mention	$46,566	$64,842	$82,107	$98,787	$110,252

Classified loans	$58,010	$42,985	$27,507	$27,167	$47,386

Individually evaluated loans	$27,736	$16,732	$13,047	$13,227	$16,147

Allowance for credit losses ("ACL"):
Beginning of quarter	$60,829	$59,683	$59,022	$58,386	$61,697
Day one CECL adjustment	—	—	—	—	(5,536)
Provision for credit losses (E)	1,464	2,103	665	646	2,489
(Charge-offs)/recoveries, net (F)	(43)	(957)	(4)	(10)	(264)
End of quarter	$62,250	$60,829	$59,683	$59,022	$58,386

ACL to nonperforming loans	217.21%	320.59%	379.57%	391.44%	367.58%
ACL to total loans	1.16%	1.15%	1.15%	1.14%	1.13%
General ACL to total loans (G)	1.11%	1.12%	1.10%	1.09%	1.09%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Amounts reflect troubled debt restructurings (“TDRs”) that are paying according to restructured terms.

(C) Excludes TDRs included in nonaccrual loans in the following amounts: $13.4 million at December 31, 2022; $12.9 million at September 30, 2022; $13.5 million at June 30, 2022 and $13.6 million at March 31, 2022. On January 1, 2023, the Company adopted Accounting Standards Update 2022-02, which replaced the accounting and recognition of TDRs.

(D) Includes $4.5 million outstanding to U.S. governmental entities at December 31, 2022.

(E) Provision to roll forward the ACL excludes a provision of $49,000 at March 31, 2023, a credit of $173,000 at December 31, 2022, a credit of $66,000 at September 30, 2022, a provision of $803,000 at June 30, 2022 and a credit of $114,000 at March 31, 2022 related to off-balance sheet commitments.

(F) Net charge-offs for the quarter ended December 31, 2022 included a charge-off of $1.2 million of a previously established specific reserve on one commercial real estate loan.

(G) Total ACL less specific reserves equals general ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	March 31,	December 31,	March 31,
	2023	2022	2022
Capital Adequacy
Equity to total assets (A)	8.56%	8.39%	8.37%
Tangible equity to tangible assets (B)	7.90%	7.70%	7.65%
Book value per share (C)	$30.81	$29.92	$28.49
Tangible book value per share (D)	$28.20	$27.26	$25.85

Tangible equity to tangible assets excluding other comprehensive loss*	8.85%	8.77%	8.26%
Tangible book value per share excluding other comprehensive loss*	$31.94	$31.43	$28.08

*Excludes other comprehensive loss of $67.4 million for the quarter ended March 31, 2023, $74.2 million for the quarter ended December 31, 2022, and $40.9 million for the quarter ended March 31, 2022. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	March 31,		December 31,		March 31,
	2023		2022		2022
Regulatory Capital – Holding Company
Tier I leverage	$573,154	9.02%	$557,627	8.90%	$513,838	8.37%
Tier I capital to risk-weighted assets	573,154	11.39	557,627	11.02	513,838	10.16
Common equity tier I capital ratio to risk-weighted assets	573,136	11.39	557,609	11.02	513,814	10.16
Tier I & II capital to risk-weighted assets	762,095	15.15	745,197	14.73	705,184	13.94

Regulatory Capital – Bank
Tier I leverage (E)	$700,858	11.03%	$680,137	10.85%	$631,522	10.29%
Tier I capital to risk-weighted assets (F)	700,858	13.93	680,137	13.45	631,522	12.49
Common equity tier I capital ratio to risk-weighted assets (G)	700,840	13.93	680,119	13.45	631,498	12.49
Tier I & II capital to risk-weighted assets (H)	763,732	15.18	741,719	14.67	690,096	13.65

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($254 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($428 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($352 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($528 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Residential loans retained	$30,303	$28,051	$17,885	$35,172	$41,547
Residential loans sold	1,477	1,840	4,898	9,886	15,669
Total residential loans	31,780	29,891	22,783	45,058	57,216
Commercial real estate	18,990	6,747	7,320	13,960	25,575
Multifamily	30,150	37,500	4,000	74,564	265,650
Commercial (C&I) loans/leases (A) (B)	207,814	238,568	251,249	332,801	143,029
SBA	9,950	17,431	5,682	10,534	26,093
Wealth lines of credit (A)	23,225	7,700	4,450	12,575	9,400
Total commercial loans	290,129	307,946	272,701	444,434	469,747
Installment loans	12,086	1,845	1,253	100	131
Home equity lines of credit (A)	2,921	3,815	5,614	3,897	1,341
Total loans closed	$336,916	$343,497	$302,351	$493,489	$528,435

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2023			March 31, 2022
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$791,125	$4,471	2.26%	$928,828	$3,606	1.55%
Tax-exempt (A) (B)	1,864	19	4.08	4,701	48	4.08

Loans (B) (C):
Mortgages	529,570	4,283	3.24	508,408	3,656	2.88
Commercial mortgages	2,478,645	25,917	4.18	2,353,032	18,175	3.09
Commercial	2,201,801	33,369	6.06	2,008,464	18,203	3.63
Commercial construction	4,296	88	8.19	18,087	160	3.54
Installment	39,945	609	6.10	34,475	254	2.95
Home equity	33,839	591	6.99	40,245	324	3.22
Other	276	7	10.14	283	6	8.48
Total loans	5,288,372	64,864	4.91	4,962,994	40,778	3.29
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	163,225	1,538	3.77	127,121	29	0.09
Total interest-earning assets	6,244,586	70,892	4.54%	6,023,644	44,461	2.95%
Noninterest-earning assets:
Cash and due from banks	10,449			7,455
Allowance for credit losses	(61,567)			(61,001)
Premises and equipment	23,927			23,022
Other assets	84,800			168,239
Total noninterest-earning assets	57,609			137,715
Total assets	$6,302,195			$6,161,359

LIABILITIES:
Interest-bearing deposits:
Checking	$2,567,426	$16,481	2.57%	$2,330,340	$1,238	0.21%
Money markets	1,124,047	4,874	1.73	1,294,100	539	0.17
Savings	141,285	28	0.08	156,554	5	0.01
Certificates of deposit – retail	357,953	1,729	1.93	426,166	606	0.57
Subtotal interest-bearing deposits	4,190,711	23,112	2.21	4,207,160	2,388	0.23
Interest-bearing demand – brokered	26,111	208	3.19	85,000	373	1.76
Certificates of deposit – brokered	25,961	205	3.16	33,823	261	3.09
Total interest-bearing deposits	4,242,783	23,525	2.22	4,325,983	3,022	0.28
Borrowings	104,915	1,296	4.94	55,513	64	0.46
Capital lease obligation	4,493	53	4.72	5,662	68	4.80
Subordinated debt	133,017	1,639	4.93	132,731	1,364	4.11
Total interest-bearing liabilities	4,485,208	26,513	2.36%	4,519,889	4,518	0.40%
Noninterest-bearing liabilities:
Demand deposits	1,176,495			978,288
Accrued expenses and other liabilities	96,631			119,003
Total noninterest-bearing liabilities	1,273,126			1,097,291
Shareholders’ equity	543,861			544,179
Total liabilities and shareholders’ equity	$6,302,195			$6,161,359
Net interest income		$44,379			$39,943
Net interest spread			2.18%			2.55%
Net interest margin (D)			2.88%			2.69%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2023			December 31, 2022
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$791,125	$4,471	2.26%	$761,164	$3,859	2.03%
Tax-exempt (A) (B)	1,864	19	4.08	1,999	20	4.00

Loans (B) (C):
Mortgages	529,570	4,283	3.24	516,721	4,017	3.11
Commercial mortgages	2,478,645	25,917	4.18	2,497,847	25,007	4.00
Commercial	2,201,801	33,369	6.06	2,136,355	29,314	5.49
Commercial construction	4,296	88	8.19	4,213	68	6.46
Installment	39,945	609	6.10	36,648	496	5.41
Home equity	33,839	591	6.99	36,067	550	6.10
Other	276	7	10.14	292	8	10.96
Total loans	5,288,372	64,864	4.91	5,228,143	59,460	4.55
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	163,225	1,538	3.77	161,573	1,258	3.11
Total interest-earning assets	6,244,586	70,892	4.54%	6,152,879	64,597	4.20%
Noninterest-earning assets:
Cash and due from banks	10,449			6,723
Allowance for credit losses	(61,567)			(60,070)
Premises and equipment	23,927			23,682
Other assets	84,800			83,641
Total noninterest-earning assets	57,609			53,976
Total assets	$6,302,195			$6,206,855

LIABILITIES:
Interest-bearing deposits:
Checking	$2,567,426	$16,481	2.57%	$2,222,130	$9,165	1.65%
Money markets	1,124,047	4,874	1.73	1,246,179	3,438	1.10
Savings	141,285	28	0.08	161,569	12	0.03
Certificates of deposit – retail	357,953	1,729	1.93	360,589	922	1.02
Subtotal interest-bearing deposits	4,190,711	23,112	2.21	3,990,467	13,537	1.36
Interest-bearing demand – brokered	26,111	208	3.19	81,739	497	2.43
Certificates of deposit – brokered	25,961	205	3.16	25,979	210	3.23
Total interest-bearing deposits	4,242,783	23,525	2.22	4,098,185	14,244	1.39
Borrowings	104,915	1,296	4.94	43,710	497	4.55
Capital lease obligation	4,493	53	4.72	4,803	58	4.83
Subordinated debt	133,017	1,639	4.93	132,947	1,363	4.10
Total interest-bearing liabilities	4,485,208	26,513	2.36%	4,279,645	16,162	1.51%
Noninterest-bearing liabilities:
Demand deposits	1,176,495			1,303,432
Accrued expenses and other liabilities	96,631			100,372
Total noninterest-bearing liabilities	1,273,126			1,403,804
Shareholders’ equity	543,861			523,406
Total liabilities and shareholders’ equity	$6,302,195			$6,206,855
Net interest income		$44,379			$48,435
Net interest spread			2.18%			2.69%
Net interest margin (D)			2.88%			3.12%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2023	2022	2022	2022	2022
Shareholders’ equity	$554,958	$532,980	$515,514	$520,324	$523,426
Less: Intangible assets, net	46,979	47,333	47,698	48,082	48,471
Tangible equity	$507,979	$485,647	$467,816	$472,242	$474,955
Less: other comprehensive loss	(67,445)	(74,211)	(74,983)	(58,727)	(40,938)
Tangible equity excluding other comprehensive loss	$575,424	$559,858	$542,799	$530,969	$515,893

Period end shares outstanding	18,014,757	17,813,451	17,920,571	18,190,009	18,370,312
Tangible book value per share	$28.20	$27.26	$26.10	$25.96	$25.85
Tangible book value per share excluding other comprehensive loss	$31.94	$31.43	$30.29	$29.19	$28.08
Book value per share	30.81	29.92	28.77	28.60	28.49

Tangible Equity to Tangible Assets
Total assets	$6,480,018	$6,353,593	$6,087,261	$6,151,167	$6,255,664
Less: Intangible assets, net	46,979	47,333	47,698	48,082	48,471
Tangible assets	$6,433,039	$6,306,260	$6,039,563	$6,103,085	$6,207,193
Less: other comprehensive loss	(67,445)	(74,211)	(74,983)	(58,727)	(40,938)
Tangible assets excluding other comprehensive loss	$6,500,484	$6,380,471	$6,114,546	$6,161,812	$6,248,131

Tangible equity to tangible assets	7.90%	7.70%	7.75%	7.74%	7.65%
Tangible equity to tangible assets excluding other comprehensive loss	8.85%	8.77%	8.88%	8.62%	8.26%
Equity to assets	8.56%	8.39%	8.47%	8.46%	8.37%

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Return on Average Tangible Equity	2023	2022	2022	2022	2022
Net income	$18,355	$20,579	$20,126	$20,100	$13,441

Average shareholders’ equity	$543,861	$523,406	$529,160	$521,197	$544,179
Less: Average intangible assets, net	47,189	47,531	47,922	48,291	48,717
Average tangible equity	$496,672	$475,875	$481,238	$472,906	$495,462

Return on average tangible common equity	14.78%	17.30%	16.73%	17.00%	10.85%

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2023	2022	2022	2022	2022
Net interest income	$43,978	$48,040	$45,525	$42,893	$39,622
Total other income	18,059	16,812	16,383	18,508	14,714
Add:
Fair value adjustment for CRA equity security	(209)	(28)	571	475	682
Less:
Loss on securities sale, net	—	—	—	—	6,609
Gain on sale of property	—	(275)	—	—	—
Income from life insurance proceeds	—	(25)	—	—	—
Total recurring revenue	61,828	64,524	62,479	61,876	61,627

Operating expenses	35,574	33,412	33,560	32,659	34,169
Less:
Swap valuation allowance	—	—	—	—	673
Accelerated Stock Vesting for Retirement	300	—	—	—	—
Branch Closure Expense	175	—	—	—	—
Severance expense	—	—	—	—	1,476
Total operating expense	35,099	33,412	33,560	32,659	32,020

Efficiency ratio	56.77%	51.78%	53.71%	52.78%	51.96%